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                       [AEROSTRUCTURES, INC. LETTERHEAD]


IMMEDIATE RELEASE                                     CONTACT: EDWARD J. FRED
                                                      CONTROLLER (516) 586-5200

                                                      STANLEY WUNDERLICH
                                                      CORPORATE DEVELOPMENT
                                                      CONSULTANT
                                                      (800) 625-2236


CPI AEROSTRUCTURES, INC. EXTENDS DATE FOR EXERCISE OF CLASS B
COMMON SHARE PURCHASE WARRANTS PURSUANT TO THE COMPANY'S
TEMPORARY INCREASE IN THE NUMBER OF SHARES ISSUABLE UPON EXERCISE
OF ITS CLASS B WARRANTS

Edgewood, N.Y. (July 28, 1997) - CPI Aerostructures, Inc. (NASDAQ Symbol: CPIA) today announced that it has extended the time for exercise of its Class B Common Share Purchase Warrants pursuant to the Company's temporary increase in the number of shares issuable upon exercise of its warrants. The Company extended the time for exercise from July 28, 1997 to 5:00 p.m (E.S.T.) on August 4, 1997.

Founded in 1980, CPI Aerostructures, Inc. produces structural aircraft parts and sub-assemblies for the commercial and military sector of the aircraft industry. The Company's operations consist primarily of incorporating component aircraft parts into complex sub-assemblies to satisfy specific customer requirements and precise certification standards.